ESCROW AGREEMENT

ESCROW AGREEMENT (the “Agreement”), dated as of [         ], 2009 by and among Loeb & Loeb LLP, as escrow agent (“Escrow Agent”), Mr. Wong Kung Tok (the “Seller”), China Holdings Acquisition Corp. (including any successors, the “Parent”) and China Ceramics Co., Ltd., a wholly-owned subsidiary of the Parent (the “Purchaser”).

WHEREAS, the Purchaser, the Parent, Jinjiang Hengda Ceramics Co., Ltd. (“Hengda”), Success Winner Limited (the “Company”), the owner of 100% of the equity interests of Stand Best Creation Limited, a Hong Kong company which owns 100% of the equity interest of Hengda, and the Seller entered into a Stock Purchase Agreement dated August 19, 2009 (the “Purchase Agreement”) providing for the acquisition by the Purchaser of all of the outstanding shares of the Company in exchange for the consideration specified in the Purchase Agreement; and

WHEREAS, pursuant to Section 2.3(b) of the Purchase Agreement, the Parent is required to deposit with Escrow Agent on the date hereof an aggregate of 8,815,763 shares of common stock, par value $0.0001 per shares of the Purchaser (the “Escrow Shares”) in connection with the transactions contemplated by the Purchase Agreement;

NOW, THEREFORE, the parties agree as follows:

1.      Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

2.      Appointment and Acceptance of Escrow Agent.  The Parent, the Purchaser and the Seller hereby appoint Escrow Agent to act, and Escrow Agent hereby agrees to act, as escrow agent hereunder.

3.      Escrow Deposit.  Concurrently with the execution of this Agreement, the Parent shall deposit the Escrow Shares with the Escrow Agent.  The Escrow Shares shall be registered in the name of “Loeb & Loeb LLP, as escrow agent”.  During any period of time when the Escrow Shares are deposited with the Escrow Agent, such shares shall be considered treasury shares of the Parent and not be considered outstanding or entitled to any voting or economic rights of outstanding shares.

4.      Performance Thresholds.

a.           The performance threshold for the fiscal year ended December 31, 2009 shall be audited net earnings before taxes (excluding (A) expenses incurred for the transaction contemplated by the Purchase Agreement, (B) the effect on financial results of any Escrow Shares released pursuant to the terms of the Agreement and (C) and earnings derived from any acquisition of a business or assets made by the Hengda or Stand Best after the Closing Date other than earnings from Jiangxi Hengdali Ceramics and Construction Material Limited or any additional assets acquired in connection with Jiangxi Hengdali Ceramics) equal to $28,000,000 (the “ 2009 Performance Threshold”). The performance threshold for the fiscal year ended December 31, 2010 shall be audited net earnings after taxes (excluding (A) the effect on financial results of any Escrow Shares released pursuant to the terms of the Agreement and (B) earnings derived from any acquisition of a business or assets made by Hengda or Stand Best after the Closing Date other than earnings from Jiangxi Hengdali Ceramics and Construction Material Limited or any additional assets acquired in connection with Jiangxi Hengdali Ceramics) equal to $23,772,993 (the “ 2010 Performance Threshold”). The performance threshold for the fiscal year ended December 31, 2011 shall be audited net earnings after taxes (excluding (A) the effect on financial results of any Escrow Shares released pursuant to the terms of the Agreement and (B) earnings derived from any acquisition of a business or assets made by the Hengda or Stand Best after the Closing Date other than earnings from Jiangxi Hengdali Ceramics and Construction Material Limited or any additional assets acquired in connection with Jiangxi Hengdali Ceramics) equal to $31,380,292 (the “ 2011 Performance Threshold, ” and together with the 2009 Performance Threshold and the 2010 Performance Threshold, the “Performance Thresholds”).

b.           Whether the Performance Thresholds have been met shall be determined on the date the Purchaser’s audited financial statements for the corresponding fiscal year are filed with the Securities and Exchange Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended (each such date being hereinafter referred to as the “Audit Date”).

5.      Disbursement of Deposit.

a.           If any of the 2009 Performance Threshold, the 2010 Performance Threshold or the 2011 Performance Threshold are achieved, the Parent and one of the nominees of the Parent to the Board of Directors of the Purchaser following the consummation of the transactions contemplated by the Purchase Agreement (a “Parent Board Nominee”) shall provide written notice to Escrow Agent after each Audit Date, in the form of Exhibit A attached hereto and made a part hereof, or in a form and substance satisfactory to the Escrow Agent (the “Release Claim”), directing the Escrow Agent to release the number of  Escrow Shares specified in the Release Claim.  Escrow Agent shall mail a copy of such Release Claim to the Seller in accordance with the provisions of Section 16 of this Agreement.  If the Escrow Agent does not receive an Objection Notice in such form and in such time as is provided for pursuant to the terms of Section 6 of this Agreement, the Escrow Agent will arrange for the number of Escrow Shares specified in the Release Claim to be issued in accordance with the terms of the Release Claim.  The number of Escrow Shares to be released if any of the Performance Thresholds are achieved shall be calculated as follows:

1.
The number of shares to be issued if the 2009 Performance Threshold is achieved shall be 0.3284 of a share of common stock of the Parent for each dollar above the 2009 Performance Threshold, up to a maximum of 1,214,127 shares of common stock of the Parent.

2.
The number of shares to be issued if the 2010 Performance Threshold is achieved shall be 0.2359 of a share of common stock of the Parent for each dollar above the 2010 Performance Threshold, up to a maximum of 1,794,800 shares of common stock of the Parent.

3.
The number of shares to be issued if the 2011 Performance Threshold is achieved shall be 0.1790 of a share of common stock of the Parent for each dollar above the 2011 Performance Threshold, up to a maximum of 2,176,836 shares of common stock of the Parent.

b.           In the event that the closing price of the common stock of the Parent is at or above $20.00 per share for any twenty trading days in a 30 trading day period prior to April 30, 2012 (the “First Trading Threshold”), then the Purchase and a Parent Board Nominee shall provide written notice to Escrow Agent in the form of Exhibit B attached hereto within (2) business days after the occurrence of the First Trading Threshold, directing the Escrow Agent to release the number of Escrow Shares specified therein.

c.           In the event that the closing price of the common stock of the Parent is at or above $25.00 per share for any twenty trading days in a 30 trading day period prior to April 30, 2012 (the “Second Trading Threshold”), then the Purchase and a Parent Board Nominee shall provide written notice to Escrow Agent in the form of Exhibit C attached hereto within (2) business days after the occurrence of the First Trading Threshold, directing the Escrow Agent to release the number of Escrow Shares specified therein.

d.           In the event that Escrow Agent receives an instruction letter signed by the Seller and a Parent Board Nominee, the Escrow Agent shall promptly distribute all or any portion of the Escrow Shares as directed by such instruction letter.

e.           In the event that not all the Escrow Shares have been released by April 30, 2012, the Escrow Agent may return such Escrow Shares to the Parent’s transfer agent for cancellation at any time.

6.      Dispute of Claim.  The Seller shall have the right to dispute any Release Claim against the Escrow Shares within the ten (10) day period following the Seller’s receipt of a copy of a Release Claim notice by delivering to Escrow Agent and both Parent Board Nominees written notice (an “Objection Notice”) that the Seller disputes the matter(s) set forth in such Release Claim notice either with respect to the validity or the amount of the Release Claim (or both).  Such notice shall include the basis, with reasonable specificity, of the objection.  If an Objection Notice is not received within such ten (10) day period, the Seller will be deemed to have waived its right to object to the disbursement of all or any portion of the Escrow Shares pursuant to such Release Claim.  Upon timely receipt of an Objection Notice, Escrow Agent shall take no action with respect to the Release Claim, except upon receipt of joint written instructions from the Seller and a Parent Board Nominee or by a final non-appealable order of a court of competent jurisdiction (“Final Order”).  Escrow Agent shall promptly follow such instructions or Final Order upon receipt thereof.  Escrow Agent shall be entitled to receive an opinion of counsel (which will be paid for by the Purchaser) that such Final Order is final and binding.  If the amount necessary to satisfy any disputed Claim, as ultimately determined via joint written instructions or Final Order, is in excess of the Escrow Shares, then Escrow Agent shall pay over the Escrow Shares pursuant to the joint written instructions or Final Order, but shall in no way be responsible for any such excess.

7.      Liability of Escrow Agent.  Escrow Agent shall be liable only for its bad faith, willful misconduct or gross negligence and not for any act done or omitted by it hereunder in good faith.  The parties hereto agree that Escrow Agent will not be called upon to construe any contract or instrument.  Escrow Agent is authorized to comply with and obey laws, orders, judgments, decrees, and regulations of any governmental authority, court, tribunal, or arbitrator; provided, however, that Escrow Agent shall, to the extent practicable, give each of the other parties hereto reasonable notice of its intention to comply with or obey any such law, order, judgment, decree, or regulation and the opportunity to object to such intention to comply or obey (for which Escrow Agent shall be entitled to indemnification as provided in this Agreement); provided, further, that Escrow Agent shall not be required to give any such notice if, in its reasonable judgment, a delay in complying or obeying any such law, order, judgment, decree, or regulation would prejudice any rights of Escrow Agent or subject it to any liability.  If Escrow Agent complies with or obeys any such law, order, judgment, decree, or regulation, Escrow Agent shall not be liable to any of the parties hereto or to any other person even if such law, order, judgment, decree, or regulation is subsequently reversed, modified, annulled, set aside, vacated, found to have been entered without jurisdiction, or found to be in violation of or beyond the scope of a constitution or a law.

8.      Actions Protected.  Escrow Agent may rely, and shall be protected in acting or refraining from acting, upon any written notice, waiver, consent, certificate, receipt, authorization, power of attorney, instruction, request or other paper or document (each a “Notice”), furnished to it hereunder and believed by it to be genuine. If Escrow Agent receives a Notice under which some action is to be taken by it, it shall not be required to act thereon until it has had an opportunity, if it so desires and in its sole discretion, to investigate the authenticity of such Notice.

9.      Legal Counsel.  Escrow Agent may consult with and obtain advice from legal counsel of its own choice in the event of any question as to the provisions hereof or its duties hereunder and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.  The Seller acknowledges that Loeb & Loeb LLP acts as counsel to the Parent and may continue to serve in that capacity, and neither anything contained herein, the execution or delivery hereof by Escrow Agent, nor the performance by Escrow Agent of its duties hereunder shall in any way affect or require termination of such relationship and the Seller hereby waives any conflict or potential conflict resulting from such representation.  Escrow Agent shall be fully protected in acting in good faith, including without limitation acting in accordance with the opinion and instructions of legal counsel, including attorneys at Loeb & Loeb, LLP.

10.    No Other Duties.  Escrow Agent shall have no duties arising from this Agreement except those expressly set forth herein, and it shall not be bound by any notice of claim or demand with respect thereto, or any waiver, modification, amendment, termination, cancellation revision or rescission of this Agreement, unless received by it in writing in conformity with the provisions hereof, and, if Escrow Agent's duties hereunder are affected, unless it shall have given its prior written consent thereto.  Escrow Agent shall not be bound by any assignment by the Seller, by the Parent or by Purchaser of any rights hereunder unless Escrow Agent shall have received written notice thereof from the assignor.

11.    Compensation of Escrow Agent: Indemnification.  Except as specifically set forth herein, Escrow Agent shall receive no compensation for its services under this Agreement.  Notwithstanding the foregoing, the Seller, the Purchaser and the Parent, jointly and severally, agree to indemnify Escrow Agent for, and to hold it harmless against, any loss, liability, damage or expense incurred by Escrow Agent arising out of, or in connection with, this Agreement, any litigation arising in connection with this Agreement or any transaction related in any way hereto, including but not limited to attorneys' fees and other costs and expenses of defending itself against any claim of liability, except for liability or expense resulting from the bad faith, willful misconduct or gross negligence of Escrow Agent.

12.    Payment of Expenses.  The Parent shall be responsible for the reasonable out-of-pocket expenses of Escrow Agent incurred by it in connection with its acting as escrow agent hereunder.

13.    Termination.  Escrow Agent's responsibilities and liabilities hereunder, except as a result of its own bad faith, willful misconduct or gross negligence, will terminate upon distribution of all Escrow Shares held by Escrow Agent in accordance with the provision of this Agreement.

14.    Successor Escrow Agents.  Escrow Agent has the right to, and may, at any time, resign and be discharged from its duties hereunder by giving notice in writing of such resignation, specifying a date (no earlier than ten (10) business days after the giving of such notice) when such resignation shall take effect.  If the other parties hereto do not appoint a substitute escrow agent prior to the effective date of Escrow Agent's resignation, Escrow Agent shall appoint a successor escrow agent, or, if Escrow Agent is unable to make such an appointment may deposit the Escrow Shares with a court of appropriate jurisdiction, and thereupon Escrow Agent shall be fully relieved and discharged of any further duties hereunder.

15.    Amendment.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

16.    Notices.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered in person, (b) transmitted by facsimile (provided that a copy thereof is sent the same day by first class, overnight or certified mail) or (c) mailed by first class, overnight or certified mail, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other address as a party shall hereafter specify by notice to the other parties:

If to the Parent and Purchaser:

China Holdings Acquisition Corp.
1000 N. West Street, Suite 1200
Wilmington, DE 19801
Attn:  Paul K. Kelly
Telecopy:  c/o Knox & Co. (203-226-8022)

If to the Seller:

c/o Jinjiang Hengda Ceramics Co., Ltd.
Junbing Industrial Zone,
Anhai, Jinjiang City
Fujian Province, PRC
Attention: Huang Jia Dong
Telecopy: +86 (595) 8578 3691

In either case with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Mitchell S. Nussbaum, Esq.
Facsimile No.:  (212) 504-3013

If to Escrow Agent:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Mitchell S. Nussbaum, Esq.
Facsimile No.:  (212) 504-3013

All such notices and communications shall be deemed to be effective and to have been delivered on (i) the date of delivery thereof if delivered in person, (ii) one day after a facsimile is sent, provided that an appropriate facsimile confirmation is received, (iii) 24 hours after being sent by overnight courier, or (iv) on the third business day after the mailing thereof to the last known address of the recipient, except that notice of change of address shall be effective only upon receipt or upon refusal to accept delivery thereof.

17.    Recovery of Attorneys' Fees and Court Costs.  In the event of a dispute concerning the disbursement or distribution of the Escrow Shares which dispute is resolved by a court order, the prevailing party shall be entitled to recovery of its reasonable attorneys' fees, court costs, and other related expenses incident to such cause of action from the other party.

18.    Entire Agreement.  This Agreement, together with the Purchase Agreement, as referenced herein, constitutes the entire agreement among the parties and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties with respect to the subject matter hereof.  Any party hereto may, by an instrument in writing, waive compliance by another party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with.  The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

19.    Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective heirs, successors and assigns.  Nothing in this Agreement, expressed or implied, is intended to or shall (a) confer on any person other than the parties, or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties' partners or participants in a joint venture.  Escrow Agent shall not be obliged to recognize any such succession or assignment until written evidence thereof shall have been received by it.

20.    Severability.  In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, in light of the tenor of this Agreement, and upon so agreeing, shall incorporate such substitute provision in this Agreement.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

21.    Assignment.  This Agreement shall not be assignable by any party without the prior written consent of the other parties hereto.

22.    Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflicts of law principles thereof.

23.    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument and any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterparts.

24.    Headings.  The headings of the foregoing paragraphs of this Agreement are inserted herein for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

Escrow Agent:

LOEB & LOEB LLP

By:
Name:	Mitchell S. Nussbaum
Title:	Partner

Parent:

CHINA HOLDINGS ACQUISITION CORP.

By:
Name:	Paul K. Kelly
Title:	Chairman and Chief Executive Officer

Purchaser:

CHINA CERAMICS CO., LTD.

By:
Name:	Paul K. Kelly
Title:	Director

SELLER

Wong Kung Tok

Exhibit A

FORM OF ESCROW RELEASE NOTICE

Date:

Escrow Agent

Dear Escrow Agent:

In accordance with the terms of Section 5 of the Escrow Agreement dated as of ________, 2009 (the "Escrow Agreement"), by and among Loeb & Loeb LLP, as escrow agent (“Escrow Agent”), Mr. Wong Kung Tok (“Seller”), China Holdings Acquisition Corp. (the “Parent”) and China Ceramics Co., Ltd., a wholly-owned subsidiary of the Parent (the “Purchaser”), the Purchaser and the Parent Board Nominee hereby notify the Escrow Agent of the following:

1.	The Audit Date was ___________ __, 20[10][11][12]; and

2.	The Company achieved the [2009][2010][2011] Performance Thresholds.

Accordingly, please distribute the number of Escrow Shares to the Seller calculated as follows:

[With respect to the 2009 Performance Threshold]:

Number of shares = .3284 multiplied by the number of dollars of net earnings before taxes over the 2009 Performance Threshold.  The number of shares distributed upon achievement of the 2009 Performance Threshold shall not exceed 1,214,127 shares.

[With respect to the 2010 Performance Threshold]

Number of shares = .2359 multiplied by the number of dollars of net earnings after taxes over the 2010 Performance Threshold.  The number of shares distributed upon achievement of the 2010 Performance Threshold shall not exceed 1,794,800 shares.

[With respect to the 2011 Performance Threshold]

Number of shares = .1790 multiplied by the number of dollars of net earnings after taxes over the 2011 Performance Threshold.  The number of shares distributed upon achievement of the 2011 Performance Threshold shall not exceed 2,176,836 shares.

Very truly yours,

CHINA CERAMICS CO., LTD.

By:
Name:
Title:

Parent Board Nominee

Exhibit B

FORM OF NOTICE PURSUANT TO SECTION 5(b)

Date:

Escrow Agent

Dear Escrow Agent:

In accordance with the terms of Section 5 of the Escrow Agreement dated as of ________, 2009 (the "Escrow Agreement"), by and among Loeb & Loeb LLP, as escrow agent (“Escrow Agent”), Mr. Wong Kung Tok (“Seller”), China Holdings Acquisition Corp. (the “Parent”) and China Ceramics Co., Ltd., a wholly-owned subsidiary of the Parent (the “Purchaser”), the Purchaser and the Parent Board Nominee hereby notify the Escrow Agent that the closing price of the common stock of the Parent was above $20.00 per share for at least 20 trading days in the 30 trading day period beginning on _______, __, 20__ and ending on ______, __, 20__.

Accordingly, please distribute 2,000,000 of the Escrow Shares to the Seller.

Very truly yours,

CHINA CERAMICS CO., LTD.

By:
Name:
Title:

Parent Board Nominee

Exhibit C

FORM OF NOTICE PURSUANT TO SECTION 5(c)

Date:

Escrow Agent

Dear Escrow Agent:

In accordance with the terms of Section 5 of the Escrow Agreement dated as of ________, 2009 (the "Escrow Agreement"), by and among Loeb & Loeb LLP, as escrow agent (“Escrow Agent”), Mr. Wong Kung Tok (“Seller”), China Holdings Acquisition Corp. (the “Parent”) and China Ceramics Co., Ltd., a wholly-owned subsidiary of the Parent (the “Purchaser”), the Purchaser and the Parent Board Nominee hereby notify the Escrow Agent that the closing price of the common stock of the Parent was above $25.00 per share for at least 20 trading days in the 30 trading day period beginning on _______, __, 20__ and ending on ______, __, 20__.

Accordingly, please distribute 1,000,000 of the Escrow Shares to the Seller.

Very truly yours,

CHINA CERAMICS CO., LTD.

By:
Name:
Title:

Parent Board Nominee